Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying index: S&P 500 ® Daily Risk Control 5% Excess Return Index (ticker: “ SPXT5UE ”) Pricing date: March 31, 2023 Issue date: April 5, 2023 Valuation date: September 30, 2025 Maturity date: October 3, 2025 CUSIP / ISIN: 17331CYS0 / US17331CYS06 Initial index level : The closing level of the underlying index on the pricing date Final index level : The closing level of the underlying index on the valuation date Index return: (Final index level - initial index level) / initial index level Return amount: If the final index level is greater than the initial index level: • $1,000 × the absolute value of the index return × the upside participation rate If the final index level is less than or equal to the initial index level: • $1,000 × the absolute value of the index return Upside participation rate: At least 200%* Payment at Maturity: For each note you hold at maturity, the $1,000 stated principal amount plus the return amount, which will be either zero or positive. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated March 1, 2023 * The actual upside participation rate will be determined on the pricing date. ** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Dual Directional Market - Linked Notes Linked to SPXT5UE Hypothetical Payment at Maturity** Hypothetical Index Return Hypothetical Note Return Hypothetical Payment at Maturity 100.00% 200.00% $3,000.00 75.00% 150.00% $2,500.00 50.00% 100.00% $2,000.00 40.00% 80.00% $1,800.00 30.00% 60.00% $1,600.00 20.00% 40.00% $1,400.00 10.00% 20.00% $1,200.00 0.00% 0.00% $1,000.00 - 10.00% 10.00% $1,100.00 - 20.00% 20.00% $1,200.00 - 30.00% 30.00% $1,300.00 - 40.00% 40.00% $1,400.00 - 50.00% 50.00% $1,500.00 - 75.00% 75.00% $1,750.00 - 100.00% 100.00% $2,000.00

Selected Risk Considerations • You may not receive any positive return on your investment in the notes. If the index return is 0%, you will not receive any positive return on your investment. Even if you do receive a positive return at maturity, there is no assurance that your total return on the notes will be as great as could have been achieved on a conventional debt security of ours of comparable maturity. The notes are not appropriate for investors who require interest payments or the certainty of a positive return on their investment. • The notes do not pay interest. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • Your payment at maturity depends on the closing level of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The underlying index is likely to significantly underperform the absolute return of the S&P 500 ® Total Return Index, and as a result an investment in the notes may significantly underperform the S&P 500 ® Total Return Index. • Because the notes offer the possibility of a positive return at maturity regardless of whether the underlying index appreciates or declines, you will not receive a benefit from the underlying index’s volatility targeting feature even though you will be subject to its significant drawbacks. • The excess return deduction will adversely affect the performance of the underlying index. • The index methodology for the underlying index was amended on December 20, 2021 to replace the rate used to determine the excess return deduction from overnight U.S. dollar LIBOR to SOFR plus a spread, and the historical performance of the underlying index prior to December 20, 2021 may therefore not reflect how the underlying index would have performed had it been based on an excess return deduction equal to SOFR plus a spread during the historical period. • SOFR is a relatively new market index and future performance cannot be predicted based on historical performance. • Although the title of the underlying index includes the words “risk control”, the notes are subject to all of the risks described in the accompanying preliminary pricing supplement. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.